Exhibit 10.3

Kim Gosk July 2025 Dear Kim:

I am pleased to offer you the position of Executive Vice President & Chief People Officer, Otis Worldwide Corporation (“Otis”), effective August 1, 2025, reporting to me.
In connection with this appointment, your total rewards package will include:
•Membership in Otis’ Executive Leadership Group (ELG), comprised of our most senior leaders.
•A base salary of USD $550,000 per year, effective August 1st. Base salaries are reviewed annually.
•Continued participation in the Otis Executive Short-Term Incentive (STI) Plan, as Amended and Restated as of January 1, 2024, with a target annual STI opportunity of 80% of your base salary. Your 2025 STI target opportunity will be prorated based on the effective date of your appointment.
•A one-time supplemental 2025 LTI award from Otis under the Otis Long-Term Incentive Plan, as Amended and Restated as of January 1, 2024, with a target value of $600,000 granted on September 2nd.
•60% of the award will be delivered in Performance Share Units (PSUs) which vest in early 2028 subject to the Compensation Committee’s certification of performance over the three-year performance period and the remaining 40% of the award will be delivered in Restricted Stock Units (RSUs) that vest ratably over three years (1/3 on each anniversary of the grant date). The PSUs and RSUs will be subject to Otis’ standard award terms and conditions for annual LTI awards. Annual grant values may vary from year-to-year, based on individual and Otis performance.
•Continued Participation in our Executive Lease Vehicle Program (ELVP) with an allowance of $80,000 towards the capitalized cost of a zero-emissions (EV) vehicle, or $77,500 towards the capitalized cost of a hybrid vehicle. The ELVP covers all fuel (hybrids only), maintenance, taxes, registration, and car insurance costs. You may select a vehicle of greater value and pay the difference in lease costs via payroll deductions. You may also receive a onetime reimbursement toward the purchase and installation of a home vehicle charger of up to $2,500 (EVs only).
Personal and Confidential

•Ability to receive comprehensive financial counseling services from Ayco, including company benefit planning, cash flow and retirement planning, tax planning/preparation, estate planning, and education funding.
•Repatriation benefits to relocate you and your family from Switzerland to the United States. Details of your repatriation benefits will be provided under separate cover.
•The company will pay all expenses related to a complete annual health exam, offered through Executive Health Examinations International. We will also pay reasonable costs for transportation and overnight accommodations required to visit a specialized clinic in connection with these exams, if recommended by a physician.
•Participation in the ELG Disability Program. Should you become disabled, upon cessation of your sick leave benefits, you will receive 80% of your compensation (i.e., base salary and target level short-term incentive), payable for the duration of your disability.
•Coverage under the ELG Severance Plan and the Change in Control Severance Plan.
Kim, I look forward to working with you in your new role at Otis. Please acknowledge your acceptance of our offer by signing the acceptance confirmation below and emailing it to me.
If you have any questions, please do not hesitate to contact me

Sincerely,

/s/ Judy Marks
Judy Marks
Chair, Chief Executive Officer and President

Personal and Confidential

Accepted and Agreed,

/s/ Kim Gosk	7/2/2025
Kim Gosk	Date

Personal and Confidential
3